Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of March 28, 2006 (the “Effective Date”), is made between Antigenics Inc., a Delaware corporation, with offices at 630 Fifth Avenue, Suite 2100, New York, NY 10111 (the “Company”), and Pramod Srivastava having an address at 70 Pheasant Run, Avon, CT 06001 (the “Consultant”) (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, the Consultant is affiliated/associated with The University of Connecticut Health Center, an agency of the State of Connecticut, having a business address at 263 Farmington Avenue, Connecticut 06030 (the “Institution”);

WHEREAS, the existing Founding Scientist Agreement between the Company and the Consultant dated as of March 28, 1995, as amended by that certain Amendment to Founding Scientists Agreement dated January 1, 2003 (collectively, the “FSA”) terminates on March 27, 2006;

WHEREAS, the Company desires to continue to retain the services of the Consultant, and the Consultant desires to continue to perform certain services for the Company on the terms of this Consulting Agreement;

WHEREAS, the Company desires and the Consultant confirms that the Consultant has obtained the review and any necessary approval the Institution under the Institution’s policies, and that nothing in this Agreement conflicts with any existing obligation of Consultant to Institution;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.	Services.

1.1 Description of Services. Subject to the terms and conditions of this Agreement, the Company or its designee hereby retains the Consultant to perform for the Company and/or potentially its affiliates such advisory and consulting services (“Services”) as the Company may request from time to time, relating to, without limitation, the evaluation and development of new and existing products.

Consultant shall perform the Services at such times and places as agreed to between the Parties, and in compliance with all applicable federal and state laws and regulations, including laws and

- i -

regulations administered by the U.S. Food and Drug Administration (“FDA”) regarding the promotion and marketing of pharmaceutical products. Consultant agrees to devote his or her best efforts to perform the Services promptly and diligently. Company agrees that it shall at no time knowingly issue to Consultant any direction or impose upon Consultant any requirements which could foreseeably cause Consultant to violate the professional ethics and mandates of his or her profession.

1.2 Compliance with Institutional Policies. The Consultant is responsible for ensuring that this Agreement is not in conflict with the intellectual property, consulting, conflict-of-interest, and other policies of any institution or other entity to which the Consultant is affiliated or bound, including without limitation, the Institution. The Consultant represents and warrants that this Agreement complies with all such policies. The Consultant further represents, warrants and covenants that he has made and will continue to make all the required disclosures to the Institution and has obtained all necessary approvals of this Agreement from the appropriate authorities at the Institution. Consultant agrees to cooperate in a timely manner with the reasonable requests of Company to confirm in writing the activities undertaken under any independent sponsored research agreements between the Company and the Institution to help assure there is a clear understanding among the Institution, the Company and the Consultant of the respective parties’ intellectual property rights. Nothing in this Agreement grants to the Company rights to intellectual property (other than the Developments made hereunder) that would otherwise belong to the Institution under any such independent sponsored research agreements or that are made under the direction or assignment of the Consultant at the Institution.

1.3 Third Party Obligations. The Consultant represents and warrants to the Company that none of his current obligations conflict with this Agreement or the Services to be provided hereunder. The Consultant covenants not to enter into any such conflicting agreement or incur any such conflicting obligation without the prior written consent of the Company. The Consultant further covenants that the performance of the Services will not breach any agreement or obligation with any third party, including without limitation any obligation to refrain from engaging in activities that may compete with such party.

1.4 Authorization to Perform Services. Consultant represents and warrants that (i) Consultant is not and has not been excluded from participation in any federal or state health care program, debarred by the Food and Drug Administration, or otherwise debarred from contracting; (ii) Consultant has not been convicted of or pled nolo contendere to any felony, or to any federal or state legal violation relating to prescription drug products; and (iii) Consultant is not an employee of the National Institutes of Health within the scope of 5 CFR Section 5501.109. To the extent any Services will be performed in the United States, Consultant further represents, warrants and covenants that the Consultant has and shall continue to have throughout the term of this Agreement, the right and authority to perform the Services hereunder in the United States and will not require the sponsorship of Institution by the Company.

2.	Compensation.

2.1 Compensation; Bonus and Stock Options. In exchange for the timely completion of Services set forth in Article 1 during the term of the Agreement, the Company shall pay to the

- ii -

Consultant compensation as set forth herein. The Parties acknowledge and agree that, pursuant to the payment terms of the FSA, compensation for Services through December 31, 2006 has been previously paid to the Consultant, and no additional compensation is due or payable for Services for such period. Compensation for Services to be rendered after December 31, 2006 shall be as agreed between the Parties and ratified by the Compensation Committee of the Company’s Board of Directors. Such fees shall be payable quarterly in arrears in equal quarterly installments upon receipt of Consultant’s valid invoice and supporting documentation, if requested by Company. The first such quarterly payment for the final quarter of the first annual term of this Agreement (i.e., January – March 2007) shall be $43,750.00. Compensation and expense reimbursements to be paid under this Agreement shall be paid to the Consultant in U.S. Dollars. Consultant shall be eligible to receive an annual bonus and stock options in exchange for the performance of the Services. Such bonus and stock options, if any, shall be proposed by the Chief Executive Officer of the Company and approved by the Compensation Committee of the Company’s Board of Directors annually prior to the renewal of each term.

2.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for reasonable travel and other out-of-pocket expenses, including reasonable expenses for lodging and meals, that are reasonably incurred by the Consultant in the performance of the Services in accordance with the Company’s travel policy, as may be amended from time to time by the Company, provided that the Consultant shall have submitted to the Company written expense statements and other supporting documentation in a form that is reasonably satisfactory to the Company. The Company shall provide the Consultant with a check for any amounts due under this Section 2.2 within forty-five (45) days after the Company receives satisfactory documentation. All expense reimbursement to be paid under this Agreement shall be in U.S. Dollars.

2.3 Benefits. The Consultant is an independent contractor of Company. The Consultant acknowledges and agrees that the Company will not provide the Consultant with any benefits. Consultant is also responsible for the payment and the withholding of all applicable taxes, levies and/or duties applicable to any compensation or reimbursements paid to Consultant hereunder in accordance with all applicable laws, rules and regulations.

2.4 No Additional Obligation/Fair Market Value. Consultant acknowledges and agrees that the compensation payable hereunder represents fair market value and that the Company’s full and complete obligation for any and all Services to be rendered by Consultant under this Agreement. Both Parties acknowledge that the compensation is not determined in a manner that takes into account the volume or value of any future business that might be generated between the Parties. In addition, Consultant and the Company acknowledge that nothing in this Agreement shall be construed to require Consultant to promote, purchase, prescribe, or otherwise recommend any Company products being marketed or under development.

- iii -

3.	Term and Termination.

3.1 Term. This initial term of this Agreement shall commence on the Effective Date and shall remain in effect until March 31, 2011 (the “Initial Term”). Thereafter, the term of this Agreement shall be automatically extended beyond the Initial Term for additional one (1) year periods, unless either Party desires not to extend the term of this Agreement, in which case such Party shall notify the other Party at least ninety (90) days prior to the end of the then existing term.

3.2 Termination by Company. Subject to the provisions of Article 6 below, the Company may terminate this Agreement for any reason with or without cause upon fourteen (14) days prior written notice to the Consultant with no further obligation to the Consultant, other than payment of compensation at the rate provided for in with Article 2 for Services rendered in accordance with this Agreement for a period of twelve (12) months following the date of termination. The Company may terminate this Agreement immediately upon written notice to the Consultant (or his legal representative) without further compensation (a) in the event of the death or legal incapacity of the Consultant or (b) if the Consultant breaches or threatens to breach any provision of Sections 1.2, 1.3, 1.4, 7.3 or 7.4 or Articles 4 or 5.

3.3 Termination by Consultant. In the event that Company commits a material breach of its obligations under this Agreement, the Consultant may terminate this Agreement upon thirty (30) days prior written notice to the Company, unless the breach is cured within such 30-day notice period. Consultant shall be paid on a pro rata basis for any services prior to such termination.

3.4 Survival. Except as otherwise provided in this Agreement, Articles 4 and 5 and Sections 6.3, 7.1, 7.4, 7.5, 7.6, and 7.8 and this Section 3.4 shall survive the expiration or termination of this Agreement for any reason.

4.	Confidential Information.

4.1 Definition of Confidential Information. “Confidential Information” shall mean any technical or business information furnished by the Company to the Consultant in connection with this Agreement or developed by the Consultant in the course of performing the Services, regardless of whether such Confidential Information is in oral, electronic or written form. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. In addition and notwithstanding any other provision of this Article 4 and Section 7.1, Confidential Information under this Agreement shall include all “Proprietary Information” (as such term was defined in the FSA).

4.2 Obligations. The Consultant shall: (i) maintain all Confidential Information in strict confidence; (ii) use all Confidential Information solely for the purpose of providing the Services as requested by the Company and not at any time during the term of this Agreement or thereafter, without the prior written consent of the Chief Executive Officer or the Board of Directors, divulge or disclose Confidential Information to anyone outside of the Company, or

- iv -

appropriate for his own use or the use of any third party, any Confidential Information, or disclose or use or attempt to use any Confidential Information for his own benefit, or the benefit of any third party, or in any manner which would injure or cause loss or may be calculated to injure or cause loss to the Company; (iii) reproduce the Confidential Information only to the extent necessary for providing the Services as requested by the Company, with all such reproductions being considered Confidential Information; and (iv) provide the Company with a pre-print, abstract or summary of any proposed public disclosure of information related to any area in which the Consultant performs Services (whether through journals, lectures, or otherwise) at least sixty (60) days prior to the intended submission of any written publication and at least thirty (30) days prior to any other public disclosure to allow the Company to review such materials for compliance with the Consultant’s confidentiality obligations hereunder.

4.3 Return of Confidential Information; Survival of Obligations. Upon the termination of this Agreement, or earlier at the request of the Company, the Consultant shall return to the Company all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Consultant. The obligations set forth in this Article 4 shall remain in effect for a period of five (5) years after termination of this Agreement, except that the obligations of the Consultant to return Confidential Information shall survive until fulfilled.

5.	Developments; Third Party IP; Avoidance of Claims.

5.1 Developments.

5.1.1 Definition. “Developments” shall mean any and all inventions, developments, data, discoveries, improvements, ideas, or concepts, and related documentation, and any other works of invention or authorship (whether or not patentable or copyrightable) (a) which the Consultant has conceived, discovered, developed, or reduced to practice or tangible medium in the course of providing services to the Company or its affiliates, including all “Proprietary Information” (as such term is defined in the FSA) developed by Consultant under this Agreement or the FSA, or (b) which arise from access to and/or use of Confidential Information or funding from Company, and (c) in each case of (a) and (b), any and all intellectual property rights in any of the foregoing. Notwithstanding the above, Consultant and Company acknowledge and agree that Developments specifically exclude any inventions made under that certain Research Agreement by and between Consultant, Company and Institution dated February 18, 1998, as amended (the “Research Agreement”) and licensable under that certain License Agreement by and between Consultant, Company and Institution dated May 25, 2001, as amended (the “License Agreement”) (the License Agreement and Research Agreement collectively, the “Other Agreements”).

5.1.2 Disclosure Obligations. The Consultant shall promptly disclose to the Company any and all Developments. In addition, in order to enable the Company and the Consultant to monitor their rights and obligations under the Other Agreements and this Agreement, the Consultant shall provide the Company with a work plan detailing the scope of research activities the Consultant intends to conduct at the Institution (the “Institution Work Plan”). The Institution Work Plan shall detail (a) the activities to be performed by or under the direction of the Consultant at the Institution, and (b) whether any, and if so which, activities will

- v -

be funded by the Company, any third party or any government sources. The Institution Work Plan for 2006 is attached hereto as Exhibit A and incorporated herein. The Consultant shall provide updates to the Institution Work Plan whenever additional activities of Consultant are contemplated that may affect the rights of the Company hereunder or under the Other Agreement, and in any event at least on a yearly basis.

5.1.3 Acknowledgements. The Consultant acknowledges and agrees that all Confidential Information and Developments is and shall remain the exclusive property of the Company or the third party entrusting any Confidential Information to the Company. The Consultant shall assign and hereby assigns, conveys, and grants to the Company, all of his right, title, and interest in and to any and all Developments. In addition, the Consultant acknowledges and agrees that any inventions or discoveries or other developments, other than Developments hereunder, made by or under the direction or assignment of the Consultant at the Institution and funded by the Company shall be subject to the option and license rights granted to the Company in the Other Agreements.

5.2 Third-Party Intellectual Property. The Consultant acknowledges that the Company does not desire to acquire any trade secrets, know-how, confidential information, or other intellectual property that the Consultant may have acquired from or developed for any third party (“Third-Party IP”). The Consultant agrees that in the course of providing the Services, the Consultant shall not improperly use or disclose any Third-Party IP.

5.3 Avoidance of Claims by Third-Parties. Unless covered by an appropriate agreement between any third party and the Company, the Consultant shall not engage in any activities or use any facilities, funds or equipment, in the course of providing Services, which could result in claims of ownership to any Developments by such third party. In addition and without in any way limiting the generality of the foregoing, the Consultant will not perform any Services with Institution’s facilities or funds or in any other manner which could result in claims by Institution of rights in any Developments, without the express prior agreement of Company.

6.	Change of Control of the Company.

6.1 If a Change of Control (as defined below) occurs during the term of this Agreement, on the date of such Change in Control, fifty-percent (50%) of any stock options previously granted to the Consultant that are outstanding and unvested as of that date shall become vested and exercisable. In addition, if a Change of Control occurs and within eighteen (18) months following such Change of Control, the Company terminates this Agreement other than for breach by Consultant without Company entering into a substantially similar arrangement with Consultant, the Company shall continue to pay Consultant the amount in effect under Section 2.1 above for a period of twelve (12) months following the effective date of the termination of this Agreement.

6.2 For purposes of this Article 6, “Change in Control” shall mean: (A) the acquisition by any Organization of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the common stock of the Company; provided, however, that for purposes of this subsection (A), an acquisition shall not constitute a Change in Control if it is: (x) by a Benefit Plan sponsored or maintained by the Company or an

- vi -

entity controlled by the Company or (y) by an entity pursuant to a transaction that complies with clauses (x), (y) and (z) of subsection (C) of this Section 6.2; or (B) individuals who, as of December 1, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 1, 2005, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (or a majority of the members of a nominating committee who are members of the Incumbent Board) shall be treated as a member of the Incumbent Board unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Organization other than the Board; or (C) consummation of a merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company, (a “transaction”) in each case unless, immediately following such transaction, (x) the beneficial owners of the common stock of the Company outstanding immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (y) no Organization (excluding any entity resulting from such transaction or any Benefit Plan of the Company or such entity resulting from such transaction) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such entity and (z) at least a majority of the members of the board of directors or similar board of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or (D) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For purposes of the foregoing: “Benefit Plan” means any employee benefit plan, including any related trust; “Board” means the Board of Directors of the Company; “Exchange Act” means the Securities Exchange Act of 1934, as amended; and “Organization” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

6.3 This Article 6 shall survive any termination under Section 3.1, provided that such termination is within eighteen (18) months following a Change in Control.

7.	Miscellaneous.

7.1 Termination of FSA. The Parties acknowledge and agree that, as of the Effective Date of this Agreement, this Agreement supercedes the FSA, and the FSA terminated in all respects. Notwithstanding the above, any contractual claim that could have been brought under the FSA shall be considered a claim under this Agreement and may be brought by the Parties hereto.

7.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

- vii -

7.3 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that the Company may assign this Agreement to an affiliate or in connection with the merger, consolidation, or sale of all or substantially all of its business or assets relating to this Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective lawful successors, assigns, heirs, and personal representatives.

7.4 Insider Trading. Consultant acknowledges that he will receive material, non-public information about Company and its business in the course of providing the Services and that the United States securities laws prohibit trading in Company’s securities on the basis of such information. Consultant further acknowledges and agrees that he shall be deemed an insider for purposes of United States securities laws, and he is subject to the restrictions applicable thereto.

7.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) on the next business day after timely delivery to an overnight courier (postage prepaid), or (c) on the third business day after deposit in the United States mail (certified or registered mail return receipt requested, postage prepaid), as follows:

If to Company:	If to Consultant:

Antigenics Inc.	Pramod Srivastava, Ph.D.
3 Forbes Road	70 Pheasant Run
Lexington, MA 02421	Avon, CT 06001
Attn: Chief Executive Officer

With a copy to: Senior Attorney

Either Party may change its designated address by notice to the other Party in the manner provided in this Section 7.5.

7.6 Governing Law. This Agreement has been drafted in the English Language and the English language shall govern its interpretation. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflict of laws principles.

7.7 Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall, for any reason, be held by a court to be excessively broad as to duration, geographical scope, activity, or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect. To the extent this Agreement may be construed in accordance with the laws of any state that limits the assignability to the Company of certain Developments, the provisions of this Agreement shall be modified to conform to such

- viii -

state limitation while most closely effectuating the original intention of the Parties (e.g., by providing for fully paid up license rights, or the like).

7.8 Equitable Relief. The Consultant agrees that any breach of his obligations under this Agreement will cause irreparable harm to the Company. Therefore, in addition to any other remedies that may be available to the Company, the Company may apply for and obtain immediate injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to enforce, any obligations of the Consultant hereunder.

7.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings with respect to the subject matter hereof. This Agreement may be modified, amended, or supplemented only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

[The remainder of this page is intentionally left blank.]

- ix -

IN WITNESS WHEREOF, the Parties each have caused this Agreement to be executed by their duly respective authorized representative as of the Effective Date.

ANTIGENICS INC., a Delaware corporation

By:	/s/ Garo H. Armen
Name:	Garo H. Armen, Ph.D.
Title:	Chairman and CEO

CONSULTANT:

/s/ Pramod Srivastava, Ph.D.
Pramod Srivastava, Ph.D.

- x -